Exhibit 12.1


                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Nine Months Ended
                                           Sept. 26,      Sept. 27,
                                             1998           1997
                                            ----------------------

Income before taxes                         $  6,057      $  8,065

Add fixed charges net of
   capitalized interest                           35            33
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  6,092      $  8,098
                                            ========      ========

Fixed charges:

Interest                                    $     23      $     20

Capitalized interest                               5             7

Estimated interest component
  of rental expense                               12            13
                                            --------      --------

Total                                       $     40      $     40
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                152           202
